Exhibit 99.1

e.l.f. Beauty Announces Fourth Quarter and Full Fiscal 2024 Results
– Delivered Over $1 Billion in Net Sales, up 77% in Fiscal 2024 –

– e.l.f. Cosmetics Gained Market Share for Fifth Consecutive Year –

– Provides Fiscal 2025 Outlook –
OAKLAND, California; May 22, 2024 — e.l.f. Beauty (NYSE: ELF) today announced results for the three and twelve months ended March 31, 2024.
“Fiscal 2024 marked our strongest year of net sales growth on record, a continuation of the exceptional, consistent, category-leading growth we’ve delivered,” said Tarang Amin, e.l.f. Beauty’s Chairman and Chief Executive Officer. “In Q4, we grew net sales by 71% and expanded our market share by 325 basis points, marking our 21st consecutive quarter of net sales and market share growth. As we look ahead, we believe we are still in the early innings of unlocking the full potential we see for e.l.f. Beauty across cosmetics, skin care and international markets.”

Fourth Quarter Fiscal 2024 Review
For the three months ended March 31, 2024, compared to the three months ended March 31, 2023:
•Net sales increased 71% to $321.1 million, primarily driven by strength across our retailer and e-commerce channels.
•Gross margin increased approximately 180 basis points to 71%, primarily driven by favorable foreign exchange impacts, international price increases, lower costs from retailer activity, cost savings and mix, and improved transportation costs, partially offset by inventory adjustments.
•Selling, general and administrative (“SG&A”) expenses increased $89.1 million to $210.2 million, or 65% of net sales. Adjusted SG&A (SG&A excluding the items identified in the reconciliation table below) was $196.9 million, or 61% of net sales. The year over year increase in SG&A dollars was primarily due to an increase in marketing and digital spend, compensation and benefits, operations costs, retail fixturing and visual merchandising costs, depreciation and amortization and professional fees.
•Net income was $14.5 million on a GAAP basis. Adjusted net income (net income excluding the items identified in the reconciliation table below) was $30.8 million.
•Diluted earnings per share were $0.25 on a GAAP basis. Adjusted diluted earnings per share (diluted earnings per share calculated with adjusted net income excluding the items identified in the reconciliation table below) were $0.53.
•Adjusted EBITDA (EBITDA excluding the items identified in the reconciliation table below) was $40.9 million, or 13% of net sales, up 93% year over year.
Full Year Fiscal 2024 Review
For the twelve months ended March 31, 2024, compared to the twelve months ended March 31, 2023:
•Net sales increased 77% to $1,023.9 million, primarily driven by strength across our retailer and e-commerce channels.
•Gross margin increased approximately 330 basis points to 71%, primarily driven by favorable foreign exchange impacts, cost savings and mix, improved transportation costs, inventory adjustments, and international price increases, partially offset by costs related to retailer activity.

•SG&A increased $252.2 million to $574.4 million, or 56% of net sales. Adjusted SG&A was $526.4 million, or 51% of net sales. The year over year increase in SG&A dollars was primarily due to an increase in marketing and digital spend, compensation and benefits, operations costs, retail fixturing and visual merchandising costs, depreciation and amortization and professional fees.
•Net income was $127.7 million on a GAAP basis. Adjusted net income was $183.8 million.
•Diluted earnings per share were $2.21 on a GAAP basis. Adjusted diluted earnings per share were $3.18.
•Adjusted EBITDA was $234.7 million, or 23% of net sales, up 101% year over year.
Balance Sheet
The Company ended fiscal 2024 with $108.2 million in cash and cash equivalents and $161.8 million of long-term debt and finance lease obligations, as compared to $120.8 million in cash and cash equivalents and $60.9 million of long-term debt and finance lease obligations at the end of fiscal 2023.
Naturium Acquisition
On October 4, 2023, the Company closed the acquisition of Naturium, a fast-growing, high performance skin care brand, for $333.0 million in a combination of cash and Company stock. The acquisition furthers the Company’s mission to make the best of beauty accessible to every eye, lip, face and skin concern.
Fiscal 2025 Outlook
The Company is providing the following outlook for fiscal 2025. When compared to fiscal 2024, the outlook for fiscal 2025 reflects an expected 20-22% increase in net sales.

	Fiscal 2025 Outlook	Fiscal 2024 Actuals
Net sales	$1,230-1,250 million	$1,024 million
Adjusted EBITDA	$285-289 million	$235 million
Adjusted effective tax rate	20-21%	11%
Adjusted net income	$187-191 million	$184 million
Adjusted diluted earnings per share	$3.20-3.25	$3.18
Weighted average diluted shares outstanding	59 million	58 million
Webcast Details
The Company will hold a webcast to discuss the results from its fourth quarter fiscal 2024 today, May 22, 2024, at 4:30 p.m. Eastern Time. The webcast will be broadcast live at https://investor.elfbeauty.com/news-and-events/events. For those unable to listen to the live broadcast, an archived version will be available at the same location.
About e.l.f. Beauty
e.l.f. Beauty, Inc. builds brands designed to disrupt norms, shape culture and connect communities through positivity, inclusivity and accessibility. A digitally disruptive brand from the start, we launched in 2004 selling premium-quality makeup for $1 online. Today, we have five visionary, purpose-driven brands, all of which make the best of beauty accessible to every eye, lip, face and skin concern. Our brand portfolio includes e.l.f. Cosmetics, e.l.f. SKIN, Naturium, Well People and Keys Soulcare. With a focus on clean, cruelty free and vegan products, we are also the first beauty company with a Fair Trade™ certified manufacturing facility. e.l.f. Beauty brands are sold online and at leading beauty, mass market, and specialty retailers in the U.S. and internationally.
Learn more by visiting https://investor.elfbeauty.com.

Note Regarding non-GAAP Financial Measures
This press release includes references to non-GAAP measures, including adjusted EBITDA, adjusted SG&A, adjusted net income and adjusted diluted earnings per share. The Company presents these non-GAAP measures because its management uses them as supplemental measures in assessing its operating performance, and believes they are helpful to investors, securities analysts and other interested parties in evaluating the Company’s performance. The non-GAAP measures included in this press release are not measurements of financial performance under GAAP and they should not be considered as alternatives to or substitutes for measures of performance derived in accordance with GAAP. In addition, these non-GAAP measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing the Company’s results as reported under GAAP. The Company’s definitions and calculations of these non-GAAP measures are not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
Adjusted EBITDA excludes expense or income related to stock-based compensation, impairment of equity investment, loss on extinguishment of debt and other non-cash and non-recurring items. Such other non-cash or non-recurring items include amortization of internal-use software costs related to cloud applications, costs related to the acquisition of Naturium, and cloud computing ERP implementation costs.
Adjusted SG&A excludes expense related to stock-based compensation and other non-recurring items. Such other non-recurring items include other non-recurring cloud computing ERP implementation costs and costs related to the acquisition of Naturium.
Adjusted effective tax rate is the tax rate when excluding the pre-tax impact of expense or income related to stock-based compensation, other non-cash and non-recurring items, impairment of equity investment, loss on extinguishment of debt, amortization of acquired intangible assets, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the impact was incurred.
Adjusted net income excludes expense or income related to stock-based compensation, other non-recurring items, impairment of equity investment, loss on extinguishment of debt, amortization of acquired intangible assets and the tax impact of the foregoing adjustments. Such other non-recurring items include other non-recurring cloud computing ERP implementation costs and costs related to the acquisition of Naturium.
With respect to the Company’s expectations under “Fiscal 2025 Outlook” above, the Company is not able to provide a quantitative reconciliation of the adjusted EBITDA, adjusted net income and adjusted diluted earnings per share guidance non-GAAP measures to the corresponding net income and diluted earnings per share GAAP measures without unreasonable efforts. The Company cannot provide meaningful estimates of the non-recurring charges and credits excluded from these non-GAAP measures due to the forward-looking nature of these estimates and their inherent variability and uncertainty. For the same reasons, the Company is unable to address the probable significance of the unavailable information.
Forward-looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including those statements relating to the Company's outlook for fiscal 2025 under “Fiscal 2025 Outlook” above and those statements that we believe we are still in the early innings of unlocking the full potential we see for e.l.f. Beauty across cosmetics, skin care and international markets. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, actual results and the timing of selected events may differ materially from those expectations. Factors that could cause actual results to differ materially from those in the forward looking statements include, among other things, the risks and uncertainties that are described in the Company's most recent Annual Report on Form 10-K, as updated from time to time in the Company's SEC filings, as well as the Company’s ability to effectively compete with other beauty companies; the Company’s ability to successfully introduce new products; the Company's ability to successfully address any difficulties and challenges encountered in connection with its acquisition of Naturium, including the integration of Naturium's business with the Company's business; the Company’s ability to attract new retail customers and/or expand business with its existing retail customers; the Company’s ability to optimize shelf space at its key retail customers; the loss of any of the Company’s key retail customers or if the general business performance of its key retail customers declines; and the Company’s ability to effectively manage its SG&A and other expenses. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date hereof. Except as required by law, the Company assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Investors:	Media:
KC Katten	Melinda Fried
VP, Corporate Development & Investor Relations, e.l.f. Beauty kkatten@elfbeauty.com	Head of Corporate Communications, e.l.f. Beauty mfried@elfbeauty.com

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of operations
(unaudited)
(in thousands, except share and per share data)

	Three months ended March 31,		Twelve months ended March 31,
	2024	2023	2024	2023

Net sales	$321,143	$187,357	$1,023,932	$578,844
Cost of sales	93,941	58,231	299,836	188,448
Gross profit	227,202	129,126	724,096	390,396
Selling, general and administrative expenses	210,172	121,081	574,418	322,253
Operating income	17,030	8,045	149,678	68,143
Other (expense) income, net	(692)	320	1,210	(1,875)
Impairment of equity investment	(1,155)	—	(2,875)	—
Interest expense, net	(4,002)	(106)	(7,023)	(2,018)
Loss on extinguishment of debt	—	—	—	(176)
Income before income taxes	11,181	8,259	140,990	64,074
Income tax benefit (provision)	3,346	7,987	(13,327)	(2,544)
Net income	$14,527	$16,246	$127,663	$61,530
Net income per share:
Basic	$0.26	$0.31	$2.33	$1.17
Diluted	$0.25	$0.29	$2.21	$1.11
Weighted average shares outstanding:
Basic	55,465,190	53,189,447	54,747,930	52,474,811
Diluted	58,487,557	56,641,510	57,788,454	55,337,554

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated balance sheets
(unaudited)
(in thousands, except share and per share data)

	March 31, 2024	March 31, 2023
Assets
Current assets:
Cash and cash equivalents	$108,183	$120,778
Accounts receivable, net	123,797	67,928
Inventory, net	191,489	81,323
Prepaid expenses and other current assets	53,608	33,296
Total current assets	477,077	303,325
Property and equipment, net	13,974	7,874
Intangible assets, net	225,094	78,041
Goodwill	340,600	171,620
Other assets	72,502	34,741
Total assets	$1,129,247	$595,601

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$100,307	$5,575
Accounts payable	81,075	31,427
Accrued expenses and other current liabilities	117,733	70,974
Total current liabilities	299,115	107,976
Long-term debt and finance lease obligations	161,819	60,881
Deferred tax liabilities	3,666	3,742
Long-term operating lease obligations	21,459	11,201
Other long-term liabilities	616	784
Total liabilities	486,675	184,584

Stockholders' equity:
Common stock, par value of $0.01 per share; 250,000,000 shares authorized as of March 31, 2024 and March 31, 2023; 55,583,660 and 53,770,482 shares issued and outstanding as of March 31, 2024 and March 31, 2023, respectively	555	535
Additional paid-in capital	936,403	832,481
Accumulated other comprehensive loss	(50)	—
Accumulated deficit	(294,336)	(421,999)
Total stockholders' equity	642,572	411,017
Total liabilities and stockholders' equity	$1,129,247	$595,601

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of cash flows
(unaudited)
(in thousands)

	Twelve months ended March 31,
	2024	2023
Cash flows from operating activities:
Net income	$127,663	$61,530
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,913	22,164
Stock-based compensation expense	40,625	29,117
Amortization of debt issuance costs and discount on debt	430	346
Deferred income taxes	(3,276)	(6,401)
Impairment of equity investment	2,875	—
Acquisition-related seller expenses	(10,549)	—
Loss on extinguishment of debt	—	176
Other, net	1,227	179
Changes in operating assets and liabilities:
Accounts receivable	(49,598)	(22,432)
Inventory	(93,930)	3,174
Prepaid expenses and other assets	(55,182)	(24,553)
Accounts payable and accrued expenses	81,215	42,995
Other liabilities	(6,259)	(4,412)
Net cash provided by operating activities	71,154	101,883

Cash flows from investing activities:
Acquisition, net of cash acquired	(274,973)	—
Purchase of property and equipment	(8,659)	(1,723)
Investment contributions	(1,028)	—
Net cash used in investing activities	(284,660)	(1,723)

Cash flows from financing activities:
Proceeds from revolving line of credit	89,500	—
Proceeds from long-term debt	115,000	—
Repayment of long-term debt	(7,875)	(30,000)
Debt issuance costs paid	(665)	—
Cash received from issuance of common stock	5,561	8,053
Other, net	(576)	(788)
Net cash provided by (used in) financing activities	200,945	(22,735)

Effect of exchange rate changes on cash and cash equivalents	(34)	—

Net (decrease) increase in cash and cash equivalents	(12,595)	77,425
Cash and cash equivalents - beginning of period	120,778	43,353
Cash and cash equivalents - end of period	$108,183	$120,778

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted EBITDA
(unaudited)
(in thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2024	2023	2024	2023

Net income	$14,527	$16,246	$127,663	$61,530
Interest expense, net	4,002	106	7,023	2,018
Income tax (benefit) provision	(3,346)	(7,987)	13,327	2,544
Depreciation and amortization	9,722	4,617	30,167	18,016
EBITDA	$24,905	$12,982	$178,180	$84,108
Stock-based compensation	11,166	7,284	40,625	29,117
Impairment of equity investment (a)	1,155	—	2,875	—
Loss on extinguishment of debt (b)	—	—	—	176
Other non-cash and non-recurring items (c)	3,704	977	13,061	3,380
Adjusted EBITDA	$40,930	$21,243	$234,741	$116,781

(a)     Represents an impairment of equity investment recorded during the three and twelve months ended March 31, 2024.
(b)     Loss on extinguishment of debt includes the write-off of existing debt issuance costs and certain fees paid related to the amended credit agreement.
(c)     Represents other non-cash or non-recurring items, which include amortization of internal-use software costs related to cloud applications, costs related to the acquisition of Naturium, and cloud computing ERP implementation costs.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP SG&A to non-GAAP adjusted SG&A
(unaudited)
(in thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2024	2023	2024	2023
Selling, general, and administrative expenses	$210,172	$121,081	$574,418	$322,253
Stock-based compensation	(11,145)	(7,195)	(40,609)	(29,005)
Other non-recurring items (a)	(2,134)	—	(7,401)	—
Adjusted selling, general, and administrative expenses	$196,893	$113,886	$526,408	$293,248

(a)     Represents non-recurring cloud computing ERP implementation costs and costs related to the acquisition of Naturium.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted net income
(unaudited)
(in thousands, except share and per share data)

	Three months ended March 31,		Twelve months ended March 31,
	2024	2023	2024	2023
Net income	$14,527	$16,246	$127,663	$61,530
Stock-based compensation	11,166	7,284	40,625	29,117
Other non-recurring items (a)	2,444	—	8,041	—
Impairment of equity investment (b)	1,155	—	2,875	—
Loss on extinguishment of debt (c)	—	—	—	176
Amortization of acquired intangible assets (d)	4,864	2,029	15,047	8,122
Tax Impact (e)	(3,311)	(1,730)	(10,485)	(7,132)
Adjusted net income	$30,845	$23,829	$183,766	$91,813

Weighted average number of shares outstanding - diluted	58,487,557	56,641,510	57,788,454	55,337,554
Adjusted diluted earnings per share	$0.53	$0.42	$3.18	$1.66

(a)     Represents non-recurring cloud computing ERP implementation costs and costs related to the acquisition of Naturium.
(b)     Represents an impairment of equity investment recorded during the three and twelve months ended March 31, 2024.
(c)     Loss on extinguishment of debt includes the write-off of existing debt issuance costs and certain fees paid related to the amended credit agreement.
(d)     Represents amortization expense of acquired intangible assets consisting of customer relationships and trademarks.
(e)     Represents the tax impact of the above adjustments.